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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2003 RESULTS

        Chicago, Illinois, February 25, 2004—Midway Games Inc. (NYSE:MWY) today announced its results of operations for the three and twelve-months ended December 31, 2003. The Company also provided revenue and earnings guidance for the first quarter ending March 31, 2004 and year ending December 31, 2004.

FOURTH QUARTER RESULTS

        Revenues for the 2003 fourth quarter were $30.1 million, down from $80.2 million in the 2002 fourth quarter. The 2003 fourth quarter net loss was $27.8 million compared with a 2002 fourth quarter net loss of $24.7 million. The 2003 fourth quarter loss applicable to common stock was $28.6 million or $0.52 per share compared with a 2002 fourth quarter loss applicable to common stock of $25.0 million or $0.54 per share. Included in the 2003 fourth quarter results were $5.8 million of charges relating to the writedown of capitalized product development costs, primarily associated with games expected to be released in 2004.

        Other key operating and financial items include:

  •
  Midway released 14 new videogame products in North America during the fourth quarter including NFL Blitz Pro, Midway Arcade Treasures and RoadKill for PlayStation 2, Xbox and GameCube; SpyHunter 2 for PlayStation 2 and Xbox; and, Justice League: Chronicles, Ozzy & Drix and Super Duper Sumos for Game Boy Advance.

  •
  SpyHunter 2, Midway Arcade Treasures, and Mortal Kombat: Deadly Alliance, all for PlayStation 2, were the top-selling games for the quarter.

  •
  On October 14, 2003, the Company completed a private placement of $24.7 million of common stock with net proceeds after transaction costs of approximately $23.5 million.

  •
  The Company substantially completed the relocation of Midway's marketing department from Milpitas, California to Chicago, Illinois during the quarter and appointed several key new marketing, sales and public relations employees.

  •
  The Company is currently negotiating with lenders to secure a working capital financing arrangement. Subsequent to the end of the year, Midway received notification of approval by the Credit Committee of a lender for a $30 million financing arrangement consisting of a $15 million working capital facility and a $15 million term loan.

FULL YEAR RESULTS

        Revenues for the twelve-months ended December 31, 2003 were $92.5 million, down from $191.9 million for the twelve-months ended December 31, 2002. The net loss for the twelve-months ended December 31, 2003 was $115.2 million compared with a net loss of $53.8 million for the twelve-months ended December 31, 2002. The loss applicable to common stock for the twelve-months ended December 31, 2003 was $117.9 million or $2.43 per share compared with a loss applicable to common stock of $73.6 million or $1.61 per share for the twelve-months ended December 31, 2002. Included in these results are approximately $33.2 million of charges relating to the writedown of capitalized product development costs, approximately $9.7 million of net restructuring charges primarily relating to the consolidation of California product development and marketing operations and $9.5 million of charges incurred under the terms of the Company's severance agreement with its former chief executive officer, president and chief operating officer.

OUTLOOK

        "The operating, process, product development and marketing overhaul we began during the second half of 2003 should result in a significant improvement in our 2004 operating performance and positions us for further financial performance improvement in 2005," remarked president and chief executive officer David F. Zucker. For the year ending December 31, 2004, Midway anticipates revenues of approximately $140.0 million, a 51% increase versus the prior year, and a net loss of approximately $20.0 million, a $95.0 million improvement versus the prior year.

        The Company expects to release seven major titles in 2004 including: The Suffering, NBA Ballers, MLB SlugFest: Loaded, Psi Ops: The Mindgate Conspiracy, Narc, Area 51, and Mortal Kombat VI. In addition to these major title releases, the Company expects to ship several other products in 2004 including value-priced games and PC games. "Our 2004 lineup is indicative of our new strategy of focusing on content for more mature gamers, over-the-top sports games and games that financially leverage existing Midway franchises and brands. We are eagerly awaiting the launch of our next two major products, The Suffering and NBA Ballers, as we believe these titles are the first to reflect Midway's new approach to developing and marketing games," commented Mr. Zucker.

        For the first quarter ending March 31, 2004, Midway expects revenues of approximately $12.0 million with a net loss of approximately $19.0 million. The Company expects to release two titles in North America during the first quarter 2004 including: The Suffering for PlayStation 2 and Xbox and Static Shock for Game Boy Advance.

CONFERENCE CALL

        Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:45 p.m. EST today, Wednesday, February 25, 2004. The conference call number is 706/679-4674; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Risk Factors" in the prospectuses filed by the Company with the Securities and Exchange Commission on December 22, 2003.

—tables follow—

MIDWAY GAMES INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Months Ended December 31,			Twelve-Months Ended December 31,
	2003	2002(1)		2003	2002(1)
Revenues:
Home video	$30,099	$80,156		$92,524	$190,412
Coin-operated video	—	—		—	1,445

Total revenues	30,099	80,156		92,524	191,857
Cost of sales:
Home video—product costs and distribution	14,311	32,989		47,206	73,945
Home video—royalties and product development	19,646 (2)	27,740		66,099 (3)	68,141

Home video—total cost of sales	33,957	60,729		113,305	142,086
Coin-operated video	—	—		—	613

Total cost of sales	33,957	60,729		113,305	142,699

Gross profit (loss)	(3,858)	19,427		(20,781)	49,158
Research and development expense	7,206	6,170		22,809	26,310
Selling and marketing expense	12,546	20,836		35,044	47,281	(8)
Administrative expense	3,733	3,650		27,688 (4)	17,211	(8)
Restructuring and other charges	595 (5)	9,411	(7)	9,653 (5)	10,621	(6),(7)

Operating loss	(27,938)	(20,640)		(115,975)	(52,265)
Interest income and other expense, net	503	1,451		2,012	3,919

Loss before tax	(27,435)	(19,189)		(113,963)	(48,346)
Provision for income taxes	328 (9)	5,477	(10)	1,264 (9)	5,477	(10)

Net Loss	(27,763)	(24,666)		(115,227)	(53,823)
Preferred stock dividends:
Distributed	501	135		1,455	1,159
Imputed	301	152		1,252	18,636

Loss applicable to common stock	$(28,565)	$(24,953)		$(117,934)	$(73,618)

Basic and diluted loss per share of common stock	$(0.52)	$(0.54)		$(2.43)	$(1.61)

Average number of shares outstanding	54,471	46,469		48,486	45,586

(1)
Certain 2002 amounts have been reclassified to reflect current period presentation.

(2)
The Company incurred $5.8 million of charges relating to the writedown of capitalized product development costs during the three-months ended December 31, 2003. Of this amount, $5.5 million related to games to be released in 2004, $0.2 million related to games released in 2003 and $0.1 million related to games cancelled during 2003.

(3)
The Company incurred $33.2 million of charges relating to the writedown of capitalized product development costs during the twelve-months ended December 31, 2003. Of this amount, $18.2 million related to games to be released in 2004, $12.9 million related to games released in 2003 and $2.1 million related to games cancelled during 2003.

(4)
During May 2003, Neil D. Nicastro ceased to serve as chief executive officer, president and chief operating officer of the Company. As a result, administrative expense for the twelve-months ended December 31, 2003 includes $9.5 million of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

(5)
The Company incurred $0.7 million and $10.4 million of restructuring and other charges during the three and twelve-months ended December 31, 2003, respectively, relating to the consolidation of California product development and marketing operations. The Company also reduced prior restructuring charges by $0.1 million and $0.7 million during the three and twelve-months ended December 31, 2003, respectively.

(6)
The Company incurred a restructuring charge of $1.2 million during the twelve-months ended December 31, 2002 relating to the closing of an administrative facility located in Corsicana, Texas. The administrative operations were consolidated with existing operations in Illinois and California.

(7)
The Company incurred $9.5 million of restructuring and other charges during the three and twelve-months ended December 31, 2002 relating to the consolidation of California product development and marketing operations. The Company also reduced prior restructuring charges by $0.1 million during the three and twelve-months ended December 31, 2002, respectively.

(8)
The Company incurred charges of $0.9 million during the twelve-months ended December 31, 2002 relating to the closing of an administrative facilities located in Corsicana, Texas. The administrative operations were consolidated with existing operations in Illinois and California.

(9)
The Company incurred $0.3 million and $1.3 million of deferred income tax expense resulting from the tax amortization of goodwill during the three and twelve-months ended December 31, 2003, respectively.

(10)
The Company incurred $5.4 million of deferred income tax expense resulting from the revaluation of net deferred tax assets during the three and twelve-months ended December 31, 2002. The Company also incurred $0.1 million of current foreign income tax expense during the three and twelve-months ended December 31, 2002.

—balance sheets follow—

MIDWAY GAMES INC.

Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2003	December 31, 2002(1)
	(Unaudited)
Assets
Cash and cash equivalents	$41,682	$48,983
Receivables, net	15,814	54,265
Inventories	3,566	9,313
Capitalized product development costs	11,292	24,567
Other current assets	4,634	4,292

Total current assets	76,988	141,420
Capitalized product development costs	—	4,194
Property and equipment, net	13,272	19,345
Goodwill	33,464	33,464
Other assets	1,725	2,977

Total assets	$125,449	$201,400

Liabilities and Stockholders' Equity
Accounts payable	$5,413	$10,410
Accrued compensation and related benefits	3,674	6,518
Accrued royalties	2,961	8,840
Other accrued liabilities	14,271	15,015

Total current liabilities	26,319	40,783
Deferred income taxes	5,460	4,147
Other noncurrent liabilities	13,621	3,932
Redeemable convertible preferred stock, Series B, redeemable at $13,125 as of December 31, 2002	—	12,571
Redeemable convertible preferred stock, Series D, redeemable at $35,000 as of December 31, 2003	32,156	—
Stockholders' equity:
Common stock	588	494
Additional paid-in capital	244,963	221,074
Accumulated deficit	(170,667)	(55,440)
Translation adjustment	(919)	(436)
Deferred compensation	(347)	—
Treasury stock	(25,725)	(25,725)

Total stockholders' equity	47,893	139,967

Total liabilities and stockholders' equity	$125,449	$201,400

(1)
Certain 2002 amounts have been reclassified to reflect current period presentation.

—supplemental data follow—

MIDWAY GAMES INC.
Supplemental Quarterly Data

North American Videogame Releases
Three-Months Ended December 31, 2003

Title	Platform
Justice League: Chronicles	Game Boy Advance
Midway Arcade Treasures	PlayStation 2, Xbox, GameCube
NFL Blitz Pro	PlayStation 2, Xbox, GameCube
Ozzy & Drix	Game Boy Advance
Roadkill	PlayStation 2, Xbox, GameCube
SpyHunter 2	PlayStation 2, Xbox
Super Duper Sumos	Game Boy Advance
	Revenue by Platform Three-Months Ended December 31,
Platform
	2003	2002
	(In thousands)
Sony PlayStation 2	$18,033	$47,350
Microsoft Xbox	8,081	17,322
Nintendo GameCube	2,015	8,796
Nintendo Game Boy Advance	1,288	5,328
Sony PlayStation	315	1,256
Other	367	104

Total Revenue	$30,099	$80,156

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MIDWAY GAMES INC. REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS